Exhibit 10.2

Baxter International Inc.

Equity Plan

adopted as of October 28, 2015

1.	Purpose

This Equity Plan (the “Plan”) has been adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Baxter International Inc. (“Baxter”) and by the Board.

2.	Participants

Participants in this Plan (each a “Participant”) shall be select employees of Baxter or its subsidiaries (the “Company”) to whom the Committee may make awards of stock options (each an “Option”) and performance share units (each a “PSU,” and together with Options, “Awards”) under this Plan; provided, that for certain Participants (including the Chief Executive Officer of Baxter), awards under this Plan must be approved by the Board in accordance with the terms of the Committee’s charter and applicable federal and state securities and tax law. References herein to “Committee” shall be deemed to refer to the Board with respect to any such Participants.

3.	Awards

Awards shall be made pursuant to and for the purposes stated in the Company’s 2015 Incentive Pan (the “Program”) and identified in the individual grant materials provided to the Participant (the “Grant”). Such Grant materials consist of a communication letter to Participants notifying them of their Awards. All Awards granted hereunder shall be subject to the Company’s Executive Compensation Recoupment Policy. Each Award shall be granted as of the date approved and as provided in the Grant (the “Grant Date”). The purchase price for each Share subject to an Option shall be the Fair Market Value of a share of common stock (the “Common Stock”), par value $1.00, of Baxter (each a “Share”) on the Grant Date. The terms of each Award will be as set forth in this Plan. Unless otherwise defined herein, capitalized terms used in this Plan shall have the meanings set forth in the Program. Options are not intended to qualify as Incentive Stock Options within the meaning of section 422 of the United States Internal Revenue Code, as amended (the “Code”).

4.	Options

4.1. Options shall become exercisable as follows: (i) one-third on March 3, 2017, (ii) one-third on March 3, 2018, and (iii) the remainder on March 3, 2019. After Options become exercisable (in each case, in whole or in part) and until they expire, the Options may be exercised in whole or in part, in the manner specified by the Committee. If Options would become exercisable on a date that is not a business day, they will become exercisable on the next business day. A business day is any day on which the Common Stock is traded on the New York Stock Exchange. Under no circumstances may Options be exercised after they have expired. Shares may be used to pay the purchase price for Shares to be acquired upon exercise of Options or fulfill any tax withholding obligation, subject to any requirements or restrictions specified by the Committee.

4.2. If a Participant’s employment with the Company terminates before the Participant’s Options become exercisable, the Options will expire when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below) or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and exercise.

4.3. If a Participant’s employment with the Company terminates after the Participant’s Options become exercisable, the Options will not expire immediately but will remain exercisable. Subject to Section 4.6 and except in the event of a Qualifying Retirement (as provided in Section 4.4), the Options will expire ninety days after the Participant’s employment with the Company terminates. If the Participant dies or becomes disabled during the ninety-day period, the Options will expire on the fifth anniversary of the termination date.

4.4. If the employment of a Participant who is at least 65 years of age, or at least 55 years of age with at least 10 years of employment with the Company, is terminated other than for Cause or by reason of the Participant’s death or disability (a “Qualifying Retirement”) then (i) if the date of such termination is after December 31, 2016, the Options shall continue to vest as provided in Section 4.1, or (ii) if the date of such termination is on or prior to December 31, 2016, a portion of the Options shall continue to vest as provided in Section 4.1, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked, rounded to nearest whole month) / 14. Subject to Section 4.6, the Participant’s Options (whether vesting pursuant to (i) or (ii) or previously vested) shall expire on the fifth anniversary of the termination date.

4.5 If the employment of a Participant is terminated due to death or disability, then (i) if the date of such termination is after December 31, 2016, the Options shall vest immediately, or (ii) if the date of such termination is on or prior to December 31, 2016, a portion of the Options shall vest immediately, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked, rounded to nearest whole month) / 14. Subject to Section 4.6, such Options will expire on the fifth anniversary of the termination date.

4.6. Options that have not previously expired will expire at the close of business on the tenth anniversary of the Grant Date. If Options would expire on a date that is not a business day, they will expire at the close of business on the last business day preceding that date.

4.7. Except as the Committee may otherwise provide, Options may only be exercised by the Participant, the Participant’s legal representative, or a person to whom the Participant’s rights in the Options are transferred by will or the laws of descent and distribution.

4.8. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.

4.9. A transfer of employment to a company that assumes an Option or issues a substitute option in a transaction to which Section 424 of the Code applies will not constitute a termination of employment within the meaning of the Plan.

4.10. Except to the extent that it would cause the Option to be subject to Section 409A of the Code, the Committee may, in its sole discretion and without receiving permission from any Participant, substitute stock appreciation rights (“SARs”) for any or all outstanding Options. Upon the grant of substitute SARs, the related Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SARs shall be equal to the Option Price of the related Options, the term of the substitute SARs shall not exceed the term of the related Options, and the terms and conditions applicable to the substitute SARs shall otherwise be substantially the same as those applicable to the related Options replaced by the substitute SARs. Upon exercise, the SARs will be settled in Shares.

5.	Performance Share Units

5.1.	The PSUs will be earned 50% under Section 5.1(a) and 50% under Section 5.1(b) as follows:

5.1(a). The PSUs earned under this subsection (a) will be earned based on the rank of Baxter’s growth in shareholder value (“GSV”) relative to the GSV of companies in the healthcare peer group selected by the Committee on or prior to the date hereof (the “GSV PSUs”). GSV will be measured over a three-year period beginning with the Grant Date and ending on December 31, 2018 (the “GSV Performance Period”).

The GSV PSUs will pay out in shares of Common Stock in a range of 0% to 200% of the number of GSV PSUs awarded to the Participant as follows:

Baxter’s Percent Rank	Percentage of Target Grant Earned
85 percent or above	200%
75 percent	150%
60 percent	100%
25 percent	25%
Below 25 percent	0%

The GSV PSUs will pay out linearly between each set of data points. GSV will be measured based on the average closing stock prices over the last twenty days of the GSV Performance Period (plus reinvested dividends) divided by average closing stock prices over the twenty trading days prior to the beginning of the GSV Performance Period.

5.1(b). The PSUs earned under this subsection (b) will be earned based on a return on capital measure for the Company to be selected by the Committee for the Company’s executive officers generally for 2016 compensation (the “Return on Capital PSUs”). The Committee will also determine, with respect to the Return on Capital PSUs, the frequency with which the return on capital measure will be measured for the period beginning January 1, 2016 and ending on December 31, 2018 (the “Return on Capital Performance Period” and together with the GSV Performance Period, the “Performance Periods”). If there is more than one measurement period within the Return on Capital Performance Period, the Return on Capital RSUs will be allocated on a pro rata basis across the measurement periods. For each measurement period, the Committee will set a target return on capital performance within the first ninety (90) days of each measurement period and assess annual performance against that target after the conclusion of that measurement period, which shall be finalized in accordance with Section 5.1(c). If there is more than one measurement period within the Return on Capital Performance Period, Return on Capital PSUs for each measurement period shall be deemed earned at such time but shall not vest until the end of the three-year Return on Capital Performance Period. The use of the term “earned” in this context shall not be construed to imply that the Participant has completed any portion of the service required to receive a payment with respect to the ROIC PSUs until the end of the vesting period.

For each measurement period, the Committee will establish the range of shares of Common Stock into which the Return on Capital PSUs awarded to the Participant will pay out based on the return on capital achieved by the Company during such measurement period; provided, that such range shall be the same range established by the Committee for executive officers generally for 2016 compensation.

5.1(c). Following the end of the Performance Periods, the Committee shall determine the PSU payout, which determination shall be final and binding. Shares of Common Stock earned will be delivered or otherwise made available to the Participant as soon as practical after the Committee makes its determination but not later than the March 15 after the end of the Performance Periods. PSUs will only be settled in shares of Common Stock. Any other settlement modality shall be considered an exception, which would have to be approved separately by the Committee.

5.2. If a Participant’s employment with the Company terminates before the end of the Performance Periods, any unvested PSUs shall be forfeited on the effective date of termination, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below), or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting.

5.3. If the employment of a Participant terminates in a Qualifying Retirement then (i) if the date of such termination is after December 31, 2016, the PSUs will remain eligible for payout at the end of the Performance Periods on the terms provided in Section 5.1, or (ii) if the date of such termination is on or prior to December 31, 2016, a portion of the unearned PSUs shall remain eligible for payout at the end of the Performance Periods on the terms provided in Section 5.1, which portion shall be determined as follows: (# PSUs awarded) * (# of months worked, rounded to nearest whole month) / 14.

5.4. If the employment with the Company of a Participant is terminated due to death or disability, the PSUs shall vest as follows: (i) if the date of such termination is after December 31, 2016, any unearned Return on Capital PSUs and any GSV PSUs shall pay out at 100% of the Target Grant (as depicted in the table in Section 5.1(a) and the related table to be established by the Committee in accordance with Section 5.1(b)), in addition to payment of any earned ROIC PSUs, within the later of (A) sixty days of death or disability and (B) sixty days of the establishment of the related Target Grant, or (ii) if the date of such termination is on or prior to December 31, 2016, a portion of the unearned PSUs shall pay out as provided in (i), which portion shall be determined as follows: (# PSUs awarded) * (# of months worked, rounded to nearest whole month) / 14.

5.4.	The PSUs shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.

5.5. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.

5.6. Until the shares of Common Stock have been delivered or otherwise made available as provided in Section 5.1, the Participant shall not be treated as a shareholder as to those shares of Common Stock relating to the PSUs. Notwithstanding the foregoing, the Participant shall be permitted to receive additional PSUs with respect to the PSUs based upon the dividends and distributions paid on shares of Common Stock to the same extent as if each PSU were a share of Common Stock (without adjustment prior to vesting for payment levels set forth in the table in Section 5.1(a) and the related table to be established by the Committee in accordance with Section 5.1(b)), which additional PSUs shall be determined in amount and value in the Company’s discretion and shall be delivered or made available at the same time and to the same extent as the PSUs to which they relate or as otherwise determined by the Company.

5.7. To the extent required by Section 409A of the Internal Revenue Code, no PSUs that become payable to a specified employee (as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan) by reason of a separation from service shall be paid until the first day of the seventh month following the separation from service, and the PSUs shall be otherwise interpreted and administered in accordance with Section 409A.

6.	Change in Control

Notwithstanding any other provision of the Program or this Plan (and in lieu of vesting at the times otherwise provided in the Program), if the termination of employment of a Participant occurs upon or within twenty-four (24) months following a Change in Control by reason of (a) termination by the Company for reasons other than for Cause or (b) termination by the Participant for Good Reason, then (i) all Awards shall become immediately vested and exercisable, and (ii) in the case of PSUs, all performance targets shall be deemed to be met at 100% of the Target Grant (consistent with the table in Section 5.1(a) and the related table to be established by the Committee in accordance with Section 5.1(b)), as may be equitably increased in the discretion of the Committee to reflect actual performance through the date of the Change in Control. Notwithstanding the foregoing, in the event the Company’s consent is required to consummate a Change of Control transaction prior to the establishment of return of capital and related targets in accordance with Section 5.1(b), the Committee shall establish such targets, and otherwise satisfy its obligations under Section 5.1(b) with respect to the Return on Capital PSUs, prior to providing such consent.

7.	Additional Definitions

For purposes of the Plan, the following capitalized terms shall have the meanings provided below.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Cause” shall have the meaning given to such term in the Change in Control Agreement.

“Change in Control” shall have the meaning given to such term in the Change in Control Agreement.

“Change in Control Agreement” means the change in control agreement to be entered into between the Company and the Participant on or about the Grant Date that provides for benefits upon termination for good reason or cause in connection with a change in control of Baxter.

“Good Reason” shall have the meaning given to such term in the Participant’s Change in Control Agreement.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Baxter or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxter or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxter in substantially the same proportions as their ownership of stock of Baxter.

8.	Withholding

Except as otherwise provided by the Committee, all Awards (including the payout of Awards) under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares that the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, with the consent of the Committee, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

9.	Program Controls

Except as specifically provided in the Plan, in the event of any inconsistency between the Plan and the Program, the Program will control, but only to the extent such Program provisions will not violate the provisions of section 409A of the Code.